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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                             John H. Harland Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    412693103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 15, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 412693103                   13G          PAGE    1     OF    10  PAGES
                                                       ----------    ------

----------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Richard W. Courts, II

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a)  [ ]
                                                                                            (b)  [X]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                             United States

NUMBER OF                 5    SOLE VOTING POWER                                              46,100
SHARES
BENEFICIALLY              6    SHARED VOTING POWER                                         1,566,300
OWNED BY
EACH                      7    SOLE DISPOSITIVE POWER                                         46,100
REPORTING
PERSON WITH               8    SHARED DISPOSITIVE POWER                                    1,566,300


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                                             1,566,300
                      (Not to be construed as admission of beneficial ownership of all shares)

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                                         [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                             5.5%

             (Based upon the number of shares of Common Stock outstanding on October 27, 2000 of
         28,492,357, as reported in the issuer's Form 10-Q for the quarter ended September 29, 2000.)

12       TYPE OF REPORTING PERSON*

                                             IN
----------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 412693103                   13G          PAGE    2     OF    10  PAGES
                                                       ----------    ------

----------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Lynda B. Courts

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a)  [ ]
                                                                                            (b)  [X]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    United States

NUMBER OF                 5    SOLE VOTING POWER                                               1,200
SHARES
BENEFICIALLY              6    SHARED VOTING POWER                                                 0
OWNED BY
EACH                      7    SOLE DISPOSITIVE POWER                                          1,200
REPORTING
PERSON WITH               8    SHARED DISPOSITIVE POWER                                            0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                                    1,200

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                                         [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                            less than .1%
             (Based upon the number of shares of Common Stock outstanding on October 27, 2000 of
         28,492,357, as reported in the issuer's Form 10-Q for the quarter ended September 29, 2000.)

12       TYPE OF REPORTING PERSON*

                                             IN
----------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 412693103                   13G          PAGE    3     OF    10  PAGES
                                                       ----------    ------

----------------------------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Atlantic Investment Company

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a)  [ ]
                                                                                            (b)  [X]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                             State of Georgia

NUMBER OF                 5    SOLE VOTING POWER                                           1,019,000
SHARES
BENEFICIALLY              6    SHARED VOTING POWER                                                 0
OWNED BY
EACH                      7    SOLE DISPOSITIVE POWER                                      1,019,000
REPORTING
PERSON WITH               8    SHARED DISPOSITIVE POWER                                            0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                                             1,019,000

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                                         [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                             3.6%
      (Based upon the number of shares of Common Stock outstanding on October 27, 2000 of
  28,492,357, as reported in the issuer's Form 10-Q for the quarter ended September 29, 2000.)

12       TYPE OF REPORTING PERSON*

                                             CO
----------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 412693103                   13G          PAGE    4     OF   10   PAGES
                                                       ----------    ------

----------------------------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Courts Foundation, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a)  [ ]
                                                                                            (b)  [X]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                             State of Georgia

NUMBER OF                 5    SOLE VOTING POWER                                             500,000
SHARES
BENEFICIALLY              6    SHARED VOTING POWER                                                 0
OWNED BY
EACH                      7    SOLE DISPOSITIVE POWER                                        500,000
REPORTING
PERSON WITH               8    SHARED DISPOSITIVE POWER                                            0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                                             500,000

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                                         [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                             1.8%
      (Based upon the number of shares of Common Stock outstanding on October 27, 2000 of
  28,492,357, as reported in the issuer's Form 10-Q for the quarter ended September 29, 2000.)

12       TYPE OF REPORTING PERSON*

                                             EP
----------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 412693103                   13G          PAGE    5     OF    10  PAGES
                                                       ----------    ------

ITEM 1(A). NAME OF ISSUER:

         John H. Harland Company

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         2939 Miller Road
         Decatur, Georgia 30035

ITEM 2(A). NAME OF PERSON FILING:

         Richard W. Courts, II
         Lynda B. Courts
         Atlantic Investment Company
         Courts Foundation, Inc.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         The Hurt Building
         50 Hurt Plaza
         Atlanta, Georgia 30303

ITEM 2(C). CITIZENSHIP:

         Richard W. Courts, II, United States
         Lynda B. Courts, United States
         Atlantic Investment Company, Incorporated under the laws of the State of Georgia
         Courts Foundation, Inc., Organized under the laws of the State of Georgia

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

         Common Stock

ITEM 2(E). CUSIP NUMBER:

         412693103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. 240.13D-1(B) OR SS. 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under Section 15 of the Act.
         (b) [ ] Bank as defined in Section 3(a)(6) of the Act.


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CUSIP NO. 412693103                   13G          PAGE    6     OF    10  PAGES
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         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.
         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.
         (e) [ ] An investment adviser in accordance with ss. 240.13(d)-1(b)(1)(ii)(E);
         (f) |X| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F); (As to Courts Foundation, Inc.
                 only)
         (g) [ ] A parent holding company or control person in accordance with ss. 240-13d-1(b)(ii)(G).
         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
         (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 1,566,300 shares of common stock beneficially owned as follows:

                                                                  No. of Shares
                                                                  -------------

                           Richard W. Courts, II                       46,100
                           Lynda B. Courts                              1,200
                           Atlantic Investment Company              1,019,000
                           Courts Foundation, Inc.                    500,000
                                                                    ---------
                               Total                                1,566,300
                                                                    ---------

         (b)      Percent of class: 5.5% in the aggregate.

         (c)      Number of shares as to which such person has:

                                     (i)                 (ii)                 (iii)                   (iv)
                               Deemed to have       Deemed to have       Deemed to have          Deemed to have
                                Sole Power to       Shared Power to       Sole Power to          Shared Power to
                                 Vote or to           Vote or to          Dispose or to           Dispose or to
                               Direct the Vote      Direct the Vote        Direct the        Direct the Disposition
                               ---------------      ---------------        Disposition       ----------------------
                                                                         --------------

Richard W. Courts, II               46,100             1,566,300              46,100                1,566,300
Lynda B. Courts                      1,200                -0-                  1,200                   -0-
Atlantic Investment Company      1,019,000                -0-              1,019,000                   -0-
Courts Foundation, Inc.            500,000                -0-                500,000                   -0-

CUSIP NO. 412693103                   13G          PAGE    7     OF    10  PAGES
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1990 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

If a parent holding company has filed this schedule, pursuant to Rule 13-d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit starting the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.

If a group has filed this schedule, pursuant to ss. 240.13d-1(b)(ii)(J), so indicate under Item 3(h) and attach an exhibit starting the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss. 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A


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CUSIP NO. 412693103                   13G          PAGE    8     OF    10  PAGES
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ITEM 10.  CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         March 6, 2001
                                         ---------------------------------------
                                                          DATE

                                         /s/ Richard W. Courts, II
                                         ---------------------------------------
                                                        SIGNATURE

                                         Richard W. Courts, II
                                         ---------------------------------------
                                                        NAME/TITLE

ITEM 10.  CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         March 6, 2001
                                         ---------------------------------------
                                                          DATE

                                         Atlantic Investment Company

                                         /s/ Richard W. Courts, II
                                         ---------------------------------------
                                                        SIGNATURE

                                         Richard W. Courts, II, Chairman
                                         ---------------------------------------
                                                        NAME/TITLE


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CUSIP NO. 412693103                   13G          PAGE    9     OF    10  PAGES
                                                       ----------    ------

ITEM 10.  CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         March 6, 2001
                                         ---------------------------------------
                                                          DATE

                                         Lynda B. Courts

                                         /s/ LYNDA B. COURTS, II
                                         ---------------------------------------
                                                        SIGNATURE

                                         Lynda B. Courts
                                         ---------------------------------------
                                                        NAME/TITLE


ITEM 10.  CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         March 6, 2001
                                         ---------------------------------------
                                                          DATE

                                         Courts Foundation, Inc.

                                         /s/ RICHARD W. COURTS, II
                                         ---------------------------------------
                                                        SIGNATURE

                                         Richard W. Courts, II, President
                                         ---------------------------------------
                                                        NAME/TITLE


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
CUSIP NO. 412693103                           13G                                PAGE    10    OF    10   PAGES
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

                             JOINT FILING AGREEMENT

The undersigned each hereby agree that the Schedule 13G dated March 6, 2001, which relates to the common stock of John H. Harland Company, is to be filed jointly on behalf of each of them for the reasons stated therein, and any amendments thereto shall be filed jointly by the undersigned.

Dated:  March 6, 2001


                                      Richard W. Courts, II, Individually
                                      Atlantic Investment Company
                                      Courts Foundation, Inc.


                                      By: /s/ Richard W. Courts, II
                                         ---------------------------------------
                                          Richard W. Courts, II
                                          Chairman, Atlantic Investment Company
                                          President, Courts Foundation, Inc.


                                      Lynda B. Courts, Individually


                                      By: /s/ Lynda B. Courts
                                         ---------------------------------------
                                          Lynda B. Courts